Filed Pursuant to Rule 424(b)(5)
Registration No. 333-215290

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 19, 2017)

Up to $50,000,000
Common Shares

We have entered into an Open Market Sale AgreementSM, or sales agreement, with Jefferies LLC, or Jefferies, relating to our common shares, no par value per common share, offered by this prospectus supplement. In accordance with the terms of the sales agreement, we may offer and sell our common shares having an aggregate offering price of up to $50,000,000, from time to time through Jefferies, acting as sales agent.

Sales of our common shares, if any, under this prospectus supplement will be made by any method permitted that is deemed an "at the market offering" as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Jefferies is not required to sell any specific amount, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Jefferies will be entitled to compensation at a commission rate of 3.0% of the gross sales price of the shares sold under the sales agreement. See "Plan of Distribution" beginning on page S-16 for additional information regarding the compensation to be paid to Jefferies. In connection with the sale of common shares on our behalf, Jefferies will be deemed to be an "underwriter" within the meaning of the Securities Act and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Jefferies with respect to certain liabilities, including civil liabilities under the Securities Act.

Our common shares trade on the Nasdaq Global Select Market under the symbol "ABUS". On December 19, 2018, the last reported sale price for our common shares on the Nasdaq Global Select Market was $4.25 per common share.

Investing in our common shares involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page S-10 of this prospectus supplement, page 2 of the accompanying base prospectus, and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is December 20, 2018

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common shares and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part, the accompanying base prospectus, dated January 19, 2017, including the documents incorporated by reference into it, provides more general information, some of which may not apply to the common shares offered by this prospectus supplement. Generally, when we refer to this "prospectus", we are referring to both parts of this document combined.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, or the information contained in any free writing prospectus prepared by or on behalf that we have authorized for use in connection with this offering, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement or the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement unless otherwise specified.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by or on our behalf that we have authorized for use in connection with this offering. We have not, and Jefferies has not, authorized any dealer, salesperson or other person to provide any information or to make any representation other than those contained or incorporated by reference into this prospectus or into any free writing prospectus prepared by or on our behalf or to which we have referred you. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and Jefferies take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and Jefferies is not, making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference into this prospectus and in any free writing prospectus prepared by or on our behalf that we have authorized for use in connection with this offering is accurate only as of the date of each such respective document. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, including the documents incorporated by reference, and any free writing prospectus prepared by or on our behalf that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled, "Documents Incorporated By Reference" and "Where You Can Find More Information" and the sections of the accompanying base prospectus entitled "Incorporation By Reference" and "Where You Can Find Additional Information"

Other than in the United States, no action has been taken by us or Jefferies that would permit a public offering of the common shares offered by this prospectus in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of the common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the common shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Unless stated otherwise or the context otherwise requires, references in this prospectus to "Arbutus," the "Company," "we," "us," or "our" refer to Arbutus Biopharma Corporation and our wholly-owned subsidiaries through which we conduct our business. The Arbutus logo and all other Arbutus product names are trademarks of Arbutus in the United States and in other select countries. The Arbutus logo is a trademark of Arbutus in Canada. We may indicate U.S. trademark registrations and U.S. trademarks with the symbols "®" and "™", respectively. Other third-party logos and product/trade names are registered trademarks or trade names of their respective owners.

Unless stated otherwise or if the context otherwise requires, all references to dollar amounts in this prospectus are references to U.S. dollars. References to "$"are to U.S. dollars and references to "C$" are to Canadian dollars. In this prospectus, where applicable, and unless otherwise indicated, amounts are converted from Canadian dollars to U.S. dollars and vice versa by applying the rate of exchange for conversion of one Canadian dollar to U.S. dollars as reported by the Bank of Canada for the applicable period, which for the period ended September 30, 2018, which was C$1.00 = $0.77.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus contain "forward-looking statements" or "forward-looking information" within the meaning of applicable securities laws (we collectively refer to these items as "forward-looking statements"). Forward-looking statements are generally identifiable by use of the words "believes," "may," "plans," "will," "anticipates," "intends," "budgets," "could," "estimates," "expects," "forecasts," "projects" and similar expressions that are not based on historical fact or that are predictions of or indicate future events and trends, and the negative of such expressions. Forward-looking statements in this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference, include statements about, among other things:

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  our strategy, future operations, preclinical research, preclinical studies, clinical trials, prospects and the plans of management;

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  the discovery, development and commercialization of a cure for chronic hepatitis B infection, a disease of the liver caused by the hepatitis B virus, or HBV;

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  our beliefs and development path and strategy to achieve a cure for HBV;

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  obtaining necessary regulatory approvals;

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  obtaining adequate financing through a combination of financing activities and operations;

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  the payment of one-time employee termination benefits, employee relocation costs, and site closure costs, totaling approximately $5,000,000 related to the site consolidation and organizational restructuring to align our HBV business in Warminster, PA;

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  the expected timing of certain triggering events for payments related to Enantigen Therapeutics, Inc.'s programs;

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  the potential of our drug candidates to improve upon the standard of care and contribute to a curative combination treatment regimen;

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  the potential for our royalty entitlement on Onpattro™ (Patisiran) to provide an active royalty stream or to be otherwise monetized in full or part;

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  developing a suite of products that intervene at different points in the viral life cycle, with the potential to reactivate the host immune system;

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  using preclinical results to adaptively design clinical trials for additional cohorts of patients, testing the combination and the duration of therapy;

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  selecting combination therapy regimens and treatment durations to conduct Phase III clinical trials intended to ultimately support regulatory filings for marketing approval;

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  expanding our HBV drug candidate pipeline through internal development, acquisitions and in-licenses;

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  the potential for our 40% equity ownership in Genevant Sciences Ltd. to provide value to our company;

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  continuing to focus on rapidly advancing AB-506, with top-line results expected in the second quarter of 2019;

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  the potential of AB-506 to be a 'best-in-class' capsid inhibitor with once-daily dosing;

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  the potential further development of AB-452;

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  the development of a second-generation RNAi agent, AB-729, and its expected progression into clinical trials in the second quarter of 2019 and the potential to subsequently combine it with AB-506;

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  payments from the Gritstone Oncology, Inc. licensing agreement;

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  the expectation for organizational changes to result in increased efficiency, a more flexible variable cost structure, and additional preservation of our cash reserves;

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  the belief that current legal proceedings will not have a material adverse effect on our consolidated results of operations, cash flows, or financial condition;

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  the expected return from strategic alliances, licensing agreements, and research collaborations;

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  statements with respect to revenue and expense fluctuation and guidance;

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  having sufficient cash resources to fund our operations for at least the next 12 months;

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  obtaining funding to maintain and advance our business from a variety of sources including public or private equity or debt financing, collaborative arrangements with pharmaceutical companies, other non-dilutive commercial arrangements and government grants and contracts;

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  on-going arbitration and litigation proceedings; and

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  the amount and timing of potential funding.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus supplement and the accompanying base prospectus under the heading "Risk Factors", and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents incorporated by reference in this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common shares. For a more complete understanding of our company and this offering, you should read carefully this entire prospectus, including the information incorporated by reference into this prospectus, and any free writing prospectus prepared by or on our behalf that we have authorized for use in connection with this offering, including the "Risk Factors" section beginning on page S-10 of this prospectus supplement, page 2 of the accompanying base prospectus, our financial statements and the related notes and the other documents incorporated by reference into this prospectus.

Our Company

We are a publicly traded (Nasdaq Global Select Market: ABUS) industry-leading therapeutic solutions company dedicated to discovering, developing, and commercializing a cure for patients suffering from chronic HBV infection. HBV represents a significant, global unmet medical need. The World Health Organization estimates that more than 257 million people worldwide are chronically infected, and other estimates suggest this could include approximately 2 million people in the United States.

To pursue our strategy of developing a curative combination regimen for chronic HBV, we have assembled a robust pipeline consisting of multiple drug candidates with complementary mechanisms of action, each of which has the potential to improve upon the standard of care and contribute to a curative combination treatment regimen. Our pipeline includes agents that have the potential to form an effective proprietary combination therapy.

In addition to our drug pipeline focused on HBV, we have additional assets that have the potential to provide value to our Company. The first is our approximate 40% equity ownership interest in Genevant Sciences Ltd., a newly created company to which we have licensed our LNP platform and conjugate delivery platform for all applications except HBV. Secondly, we retain a royalty entitlement on Onpattro™ (Patisiran), a drug developed by Alnylam that incorporates our LNP technology and was approved by the FDA during the third quarter of 2018. This royalty entitlement has the potential to provide an active royalty stream or to be otherwise monetized in full or in part. These additional assets have the potential to provide significant non-dilutive capital to fund development of our HBV pipeline.

Corporate Information

Arbutus was incorporated pursuant to the British Columbia Business Corporations Act, or BCBCA, on October 6, 2005, and commenced active business on April 30, 2007, when Arbutus and its parent company, Inex Pharmaceuticals Corporation, or Inex, were reorganized under a statutory plan of arrangement, or the Plan of Arrangement, completed under the provisions of the BCBCA. The Plan of Arrangement saw Inex's entire business transferred to and continued by Arbutus.

On March 4, 2015, we completed a business combination pursuant to which OnCore Biopharma, Inc. became our wholly-owned subsidiary. Arbutus Inc. contributed many of the assets in our HBV pipeline.

Effective July 31, 2015, our corporate name changed from Tekmira Pharmaceuticals Corporation to Arbutus Biopharma Corporation. Also effective July 31, 2015, the corporate name of our wholly owned subsidiary, OnCore Biopharma, Inc. changed to Arbutus Biopharma, Inc., or Arbutus Inc. We had two wholly owned subsidiaries: Arbutus Inc. and Protiva Biotherapeutics Inc., or Protiva. Effective January 1, 2018, Protiva was amalgamated with Arbutus.

Arbutus' head office and principal place of business is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8 (telephone: (604) 419-3200). The Company's registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3. Arbutus has US operations located at 701 Veterans Circle, Warminster, Pennsylvania, USA, 18974.

We maintain a website at www.arbutusbio.com. Information contained on our website is not part of this prospectus.

 THE OFFERING

Common shares offered by us:	Common shares having an aggregate offering price of up to $50.0 million.
Common shares to be outstanding following the offering

Up to 67,237,025 shares (as more fully described in the notes following this table), assuming sales of 11,764,706 of our common shares in this offering at an offering price of $4.25 per share, which was the last reported sale price of our common shares on the Nasdaq Global Select Market on December 19, 2018. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering:

"At the market offering" that may be made from time to time on the Nasdaq Global Select Market or other existing trading markets for our common shares through our sales agent, Jefferies. See "Plan of Distribution" on page S-16 of this prospectus supplement.

Use of proceeds:

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include capital expenditures, research and development expenditures, preclinical study and clinical trial expenditures, acquisitions or new technologies and investments and business combinations. We reserve the right, at the sole discretion of our management, to reallocate the proceeds of this offering in response to developments in our business and other factors. See "Use of Proceeds" on page S-12 of this prospectus supplement.

Risk factors:

Investing in our common shares involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading "Risk Factors" beginning on page S-10 of this prospectus supplement, the "Risk Factors" section beginning on page 2 of the accompanying base prospectus and the documents incorporated by referenced into this prospectus.

Nasdaq Global Select Market symbol:	"ABUS".

Unless otherwise indicated, the number of common shares to be outstanding after this offering is based on 55,472,319 common shares outstanding as of September 30, 2018 and excludes:

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  17,497,011 of our common shares issuable upon the conversion of preferred shares outstanding as of September 30, 2018, including accrued dividends thereon as of September 30, 2018

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  6,714,806 of our common shares issuable upon the exercise of stock options outstanding as of September 30, 2018, at a weighted average exercise price of $5.88 per common share, of which stock options to purchase 3,186,124 common shares were then exercisable;

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  516,850 of our common shares issuable upon the exercise of stock options granted since September 30, 2018, at a weighted average exercise price of $6.38 per common share;

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  46,481 of our common shares issued upon the exercise of stock options subsequent to September 30, 2018, at a weighted average exercise price of $2.72 per common share;

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  2,417,496 of our common shares reserved for future grants of stock options (or other similar equity instruments) under the 2016 Share and Omnibus Incentive Plan; and

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  895,712 of our common shares reserved for future grants of stock options (or other similar equity instruments) under the 2011 Omnibus Share Compensation Plan.

RISK FACTORS

Investing in our common shares is speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in this prospectus and the documents incorporated by reference into this prospectus, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017, as amended, which is incorporated by reference into this prospectus, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus supplement and that are incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. These risks and uncertainties are not the only ones faced by us. Additional risks and uncertainties, including those of which we are currently unaware or that are currently deemed immaterial, may also materially and adversely affect our business, financial condition, cash flows, prospects and the price of our common shares.

Risks Related to This Offering

A substantial number of common shares may be sold in the market following this offering, which may depress the market price for our common shares.

Sales of a substantial number of our common shares in the public market following this offering could cause the market price of our common shares to decline. Although there can be no assurance that any of the $50,000,000 worth of common shares being offered under this prospectus supplement will be sold or the price at which any such shares might be sold, assuming that an aggregate of 11,764,706 of our common shares are sold during the term of the sales agreement with Jefferies, in each case, for example, at a price of $4.25 per share, the last reported sale price of our common shares on the Nasdaq Global Select Market on December 19, 2018, upon completion of this offering, based on 55,472,319 shares outstanding as of September 30, 2018, we will have outstanding an aggregate of 67,237,025 common shares, assuming no exercise of outstanding options, and no conversion of our Series A participating convertible preferred shares, or the Preferred Shares. A substantial majority of our outstanding common shares are, and all of the common shares sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act, unless these shares are owned or purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act.

In addition, as of September 30, 2018, we had outstanding Preferred Shares convertible for 17,497,011 common shares (including accrued interest thereon) and outstanding stock options exercisable for 6,714,806 common shares at a weighted average exercise price of $5.88 per share, of which stock options to purchase 3,186,124 common shares were then exercisable. Upon conversion of the Preferred Shares or exercise of the stock options, we would issue additional common shares. As a result, our current shareholders as a group would own a substantially smaller interest in us and may have less influence on our management and policies than they now have. Furthermore, the holders may sell these shares in the public markets from time to time, without limitations on the timing, amount or method of sale. Sales of these common shares in the market could cause the market price of our common shares to decline. Moreover, if we issue options to purchase or acquire our common shares in the future and those options are exercised or settled, you may experience further dilution.

Additional dilution may result from the issuance of our common shares in connection with collaborations or other financing efforts.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional common shares or other securities convertible into or exchangeable for our common shares at prices that may not be the same as the price per share in this offering. We may sell common shares or other securities convertible into or exchangeable for our common shares in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing common shares or other securities convertible into or exchangeable for our common shares in the future could have rights superior to existing shareholders. The price per share at which we sell additional common shares or other securities convertible or exchangeable into our common shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively or in ways with which you agree.

We have not designated any portion of the net proceeds from this offering to be used for any particular purpose. Our management will have broad discretion as to the application of the net proceeds of this offering and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase the market price of our common shares.

Investors in this offering will experience immediate dilution in the book value per share of the common shares purchased in the offering.

The common shares sold in this offering, if any, will be sold from time to time at various prices. However, the expected offering price of our common shares will be substantially higher than the net tangible book value per share of our outstanding common shares. After giving effect to the sale of our common shares in the aggregate amount of $50.0 million at an assumed offering price of $4.25 per share, the last reported sale price of our common shares on December 19, 2018 on the Nasdaq Global Select Market, and after deducting estimated commissions and estimated offering expenses, our as-adjusted net tangible book value as of September 30, 2018 would have been approximately $197.2 million, or approximately $2.93 per common share. This represents an immediate increase in net tangible book value of approximately $0.24 per common share to our existing shareholders and an immediate dilution in as-adjusted net tangible book value of approximately $1.32 per common share to new investors of our common shares in this offering. See "Dilution" on page S-13 of this prospectus supplement.

The actual number of shares we will issue under the sales agreement with Jefferies, at any one time or in total, is uncertain.

Subject to certain limitations in the sales agreement with Jefferies and compliance with applicable law, we have the discretion to deliver placement notices to Jefferies at any time throughout the term of the sales agreement. The number of shares that are sold by Jefferies after delivering a placement notice will fluctuate based on the market price of the common shares during the sales period and limits we set with Jefferies.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common shares in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common shares. Furthermore, we may in the future become subject to additional contractual restrictions on, or prohibitions against, the payment of dividends.

 USE OF PROCEEDS

We may issue and sell our common shares having aggregate sales proceeds of up to $50.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that, in the future, we will sell any shares under or fully utilize the sales agreement with Jefferies as a source of financing.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include capital expenditures, research and development expenditures, preclinical study and clinical trial expenditures, acquisitions of new technologies and investments and business combinations.

The precise amount and timing of the application of these net proceeds will depend upon a number of factors, such as the timing and progress of our research and development efforts and the timing and progress of any partnering efforts. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds from this offering. Depending on the outcome of our efforts and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering in different manners than we currently anticipate. Accordingly, our management will have broad discretion in the timing and application of these net proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

 DILUTION

If you invest in our common shares, your interest will be diluted immediately to the extent of the difference between the public offering price per common share and the adjusted net tangible book value per common share after this offering.

The net tangible book value of our common shares as of September 30, 2018 was approximately $149.0 million, or approximately $2.69 per common share. Net tangible book value per common share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities, divided by the total number of our common shares outstanding. Dilution per common share to new investors represents the difference between the amount per share paid by new investors for each common share in this offering and the net tangible book value per common share immediately following the completion of this offering.

After giving effect to the sale of our common shares in the aggregate amount of $50.0 million at an assumed offering price of $4.25 per common share, the last reported sale price of our common shares on December 19, 2018 on the Nasdaq Global Select Market, and after deducting estimated commissions and estimated offering expenses, our as-adjusted net tangible book value as of September 30, 2018 would have been approximately $197.2 million, or approximately $2.93 per common share. This represents an immediate increase in net tangible book value of approximately $0.24 per common share to our existing shareholders and an immediate dilution in as-adjusted net tangible book value of approximately $1.32 per common share to new investors of our common shares in this offering, as illustrated by the following table:

Assumed public offering price per common share		$4.25
Net tangible book value per share as of September 30, 2018	$2.69
Increase per common share attributable to this offering	$0.24
As-adjusted net tangible book value per share after giving effect to this offering		$2.93
Dilution per common share to new investors(1)(2)		$1.32

(1)
Calculated as the difference between the assumed public offering price per common share and the as-adjusted net tangible book value per share after this offering.

(2)
The foregoing is based on 55,472,319 common shares outstanding as of September 30, 2018 and excludes as of such date:

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17,497,011 of our common shares issuable upon the conversion of preferred shares outstanding as of September 30, 2018, including accrued dividends thereon as of September 30, 2018

▪
6,714,806 of our common shares issuable upon the exercise of stock options outstanding as of September 30, 2018, at a weighted average exercise price of $5.88 per common share, of which stock options to purchase 3,186,124 common shares were then exercisable;

▪
516,850 of our common shares issuable upon the exercise of stock options granted since September 30, 2018, at a weighted average exercise price of $6.38 per common share;

▪
46,481 of our common shares issued upon the exercise of stock options subsequent to September 30, 2018, at a weighted average exercise price of $2.72 per common share;

▪
2,417,496 of our common shares reserved for future grants of stock options (or other similar equity instruments) under the 2016 Share and Omnibus Incentive Plan; and

▪
895,712 of our common shares reserved for future grants of stock options (or other similar equity instruments) under the 2011 Omnibus Share Compensation Plan.

The table above assumes for illustrative purposes that an aggregate of 11,764,706 of our common shares are sold during the term of the sales agreement with Jefferies at a price of $4.25 per share, the last reported sale price of our common shares on the Nasdaq Global Select Market on December 19, 2018, for

aggregate net proceeds of approximately $48.2 million, after deducting commissions and estimated aggregate offering expenses payable by us. The as adjusted information is illustrative only and will adjust based on the actual price to the public, the actual number of shares sold and other terms of the offering determined at the time our common shares are sold pursuant to this prospectus. The shares pursuant to the sales agreement with Jefferies are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.25 per share shown in the table above, assuming all of our common shares in the aggregate amount of $50.0 million during the term of the sales agreement with Jefferies is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $3.03 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $2.22 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $4.25 per share shown in the table above, assuming all of our common shares in the aggregate amount of $50.0 million during the term of the sales agreement with Jefferies is sold at that price, would result in our as adjusted net tangible book value per share after the offering remaining at $2.78 per share but would decrease the dilution in net tangible book value per share to new investors in this offering to $0.47 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

To the extent that any options have been or are exercised, preferred shares are converted, new options are issued under our equity incentive plans or we otherwise issue additional common shares in the future, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth, for the periods and as of the dates indicated, our selected consolidated financial data. The consolidated statement of operations for the years ended December 31, 2017, 2016 and 2015 and the consolidated balance sheet data as of December 31, 2017 and 2016 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 16, 2018, or our 2017 Annual Report. The consolidated balance sheet data as of December 31, 2015, 2014 and 2013 and consolidated statement of operations data for the years ended December 31, 2014 and 2013 have been derived from audited financial statements that are not included in our 2017 Annual Report. Our historical results are not necessarily indicative of our future results. The selected consolidated financial data should be read together with our financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference.

Under U.S. GAAP (in thousands of US dollars, except number of shares and per share amounts)

	Year Ended December 31,
	2017	2016	2015	2014	2013
	$	$	$	$	$
Operating Data
Revenue	10,700	1,491	23,276	14,953	15,465
Expenses	121,630	493,130	127,195	47,925	27,617
Loss from operations	(110,930)	(491,639)	(103,919)	(33,434)	(12,152)
Net income (loss)	(84,413)	(384,164)	(62,718)	(38,837)	(14,063)
Net loss attributable to common shares(1)	(85,324)	—	—	—	—
Weighted average number of common shares — basic	54,723,272	53,074,401	45,462,324	21,603,136	15,302,680
Weighted average number of common shares — diluted	54,723,272	53,074,401	45,462,324	21,603,136	15,302,680
Income (loss) per common share — basic	(1.56)	(7.24)	(1.38)	(1.80)	(0.92)
Income (loss) per common share — diluted	(1.56)	(7.24)	(1.38)	(1.80)	(0.92)
Balance Sheet Data
Total current assets	129,366	132,564	183,882	116,418	70,343
Total assets	237,161	275,919	712,291	118,178	71,716
Total current liabilities	14,627	10,585	10,578	20,206	12,522
Total long-term liabilities	40,061	62,329	154,034	9,937	—
Share capital	968,728	903,936	864,446	316,212	242,045
Total stockholders' equity	182,473	203,005	547,679	88,035	59,194
Number of preferred shares outstanding	500,000	—	—	—	—
Number of common shares outstanding	55,060,650	54,841,494	54,570,691	22,438,169	19,048,900

(1)
During the year ended December 31, 2017, the Company issued Convertible Preferred Shares which resulted in the separate disclosure of Net loss attributable to common shares. This calculation was not applicable for the years 2016 and prior.

 PLAN OF DISTRIBUTION

We have entered into an Open Market Sale AgreementSM, or sales agreement, with Jefferies under which we may issue and sell our common shares from time to time for an aggregate sales price of up to $50,000,000 through Jefferies. The sales agreement is filed with the SEC as an exhibit to a Current Report on Form 8-K and incorporated by reference into the registration statement of which this prospectus supplement is a part. Sales of our common shares, if any, under this prospectus supplement will be made by any method that is deemed to be an "at the market offering" as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on or through the Nasdaq Global Select Market or any other existing trading market for our common shares provided such sales are conducted on a market or exchange outside of Canada or to persons resident outside of Canada.

When requested by us, Jefferies will offer the common shares subject to the terms and conditions of the sales agreement, which may be on a daily basis for periods of time, or as we may otherwise agree with Jefferies. We will designate the maximum amount of common shares to be sold through Jefferies when we request Jefferies to do so. Jefferies has agreed, subject to the terms and conditions of the sales agreement, to use its commercially reasonable efforts to execute our orders to sell, as our sales agent and on our behalf, of our common shares submitted to Jefferies from time to time by us, consistent with its normal sales and trading practices. We may instruct Jefferies not to place common shares at or below a price designated by us. In any event, the common shares shall be placed by Jefferies substantially at market price. We or Jefferies may suspend the offering of common shares under the sales agreement upon proper notice to the other party.

If we and Jefferies so agree, Jefferies may act as principal in connection with the placement of the securities offered hereby.

We will pay Jefferies a commission of 3.0% of the gross proceeds of any shares sold through it pursuant to this prospectus supplement, and reimburse Jefferies for up to $65,000 of its expenses, including fees and disbursements to its legal counsel. The estimated offering expenses payable by us, excluding such commission and expense reimbursement, are approximately $280,000, which includes legal, accounting and printing costs and various other fees associated with registering the common shares. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Jefferies will provide written confirmation to us before the open on the Nasdaq Global Select Market on the day following each day on which common shares are sold under the sales agreement. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the net proceeds to the Company. Settlement for sales of common shares will occur, unless otherwise agreed, on the second business day following the date on which such sales were made. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of our common shares on our behalf, Jefferies will be deemed to be an "underwriter" within the meaning of the Securities Act and the compensation of Jefferies will be deemed to be underwriting commissions or discounts. We have agreed to indemnify Jefferies against certain liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments Jefferies may be required to make in respect of such liabilities.

The offering of common shares pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all common shares subject to the sales agreement and (ii) the termination of the sales agreement according to its terms by either Jefferies or us.

Jefferies and its affiliates may in the future provide various investment banking, commercial banking, financial advisory and other services to us and our affiliates and may in the future receive customary fees. In the course of its business, Jefferies may actively trade our securities for its own account or for the accounts of customers, and, accordingly, Jefferies may at any time hold long or short positions in such securities. To the extent required by Regulation M, Jefferies will not engage in any market making activities involving our common shares while the offering is ongoing under this prospectus supplement.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this prospectus. This section applies only to a U.S. Holder that holds common shares as capital assets for U.S. federal income tax purposes. In addition, it does not set forth all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder's particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

  ▪
  certain financial institutions;

  ▪
  dealers or traders in securities who use a mark-to-market method of tax accounting;

  ▪
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  ▪
  persons holding common shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the common shares;

  ▪
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  ▪
  entities classified as partnerships for U.S. federal income tax purposes;

  ▪
  tax-exempt entities, including an "individual retirement account" or "Roth IRA";

  ▪
  persons that own or are deemed to own ten percent or more of our shares (by vote or value); or

  ▪
  persons holding common shares in connection with a trade or business conducted outside of the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partnerships holding common shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the common shares.

This section is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect.

A "U.S. Holder" is a holder who, for U.S. federal income tax purposes, is a beneficial owner of common shares, and who is:

  ▪
  a citizen or individual resident of the United States;

  ▪
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

  ▪
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  ▪
  a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of common shares in their particular circumstances.

Passive Foreign Investment Company Rules

Under the Code, we will be a passive foreign investment company, or PFIC, for any taxable year in which, after the application of certain "look-through" rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of "passive income," or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, "passive income." For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation.

Passive income includes, among other things, interest, dividends, rents, certain non-active royalties and capital gains. Based on the composition of our gross income and assets in 2017, our reasonable estimates of our gross income and assets for 2018, and the nature of our business, we have determined that we were not a PFIC for our 2017 taxable year and we do not expect to be a PFIC for our taxable year ending December 31, 2018. Nevertheless, whether we are a PFIC in 2018 or any future taxable year is uncertain because, among other things, (i) we currently own, and will own after the closing of this offering, a substantial amount of passive assets, including cash, (ii) the valuation of our assets that generate non-passive income for PFIC purposes, including our intangible assets, is uncertain and may vary substantially over time, and (iii) the composition of our income may vary substantially over time. If we are a PFIC for any year during which a U.S. Holder holds common shares, we will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds common shares, even if we ceased to meet the threshold requirements for PFIC status, unless the U.S. Holder makes a valid deemed sale or deemed dividend election under the applicable Treasury regulations with respect to its common shares.

If we are a PFIC for any taxable year during which a U.S. Holder holds common shares (assuming such U.S. Holder has not made a timely mark-to-market election, as described below), gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the common shares would be allocated ratably over the U.S. Holder's holding period for the common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its common shares exceeds 125% of the average of the annual distributions on the common shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its common shares, provided that the common shares are "marketable." Common shares will be marketable if they are "regularly traded" on a "qualified exchange" or other market within the meaning of applicable Treasury regulations. The common shares will be treated as "regularly traded" in any calendar year in which more than a de minimis quantity of the common shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement as disregarded). The Nasdaq Global Select Market is a qualified exchange for this purpose and, consequently, if the common shares are regularly traded, the mark-to-market election will be available to a U.S. Holder. If a U.S. Holder makes the mark-to-market election, it will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder's tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of common shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves "marketable." As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our common shares, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, a U.S. Holder can make an election, if we provide the necessary information, to treat us and each lower-tier PFIC as a qualified electing fund, or a QEF Election, in the first taxable year we (and our relevant subsidiaries) are treated as a PFIC with respect to the U.S. Holder. If a U.S. Holder makes a QEF Election with respect to a PFIC, the U.S. Holder will be currently taxable on its pro rata share of the PFIC's ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. We intend to provide the information necessary for a U.S. Holder to make a QEF Election with respect to us and to cause each lower-tier PFIC which we control to provide such information with respect to such lower-tier PFIC. If such election remains in place while we and any lower-tier PFIC subsidiaries are PFICs, we and our subsidiaries will not be treated as PFICs with respect to such U.S. Holder. A U.S. Holder must make the QEF Election for us and for each of our subsidiaries that is a PFIC by attaching a separate properly completed IRS Form 8621 for each such PFIC to the U.S. Holder's timely filed U.S. federal income tax return.

In addition, if we are a PFIC or, with respect to a particular U.S. Holder, are treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns common shares during any year in which we are a PFIC, the U.S. Holder must file annual reports, containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, with the U.S. Holder's federal income tax return for that year, unless otherwise specified in the instructions with respect to such form.

U.S. Holders should consult their tax advisers concerning our PFIC status and the application of the PFIC rules.

General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion describes the general rules applicable to the ownership and disposition of the common shares but is subject in its entirety to the special rules described above under the heading "Passive Foreign Investment Company Rules."

  Distributions on Common Shares

A U.S. Holder that receives a distribution with respect to a common share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated "earnings and profits," as computed for U.S. federal income tax purposes. Subject to the passive foreign investment company rules described above, a distribution generally will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that a distribution exceeds our current and accumulated "earnings and profits," such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. (See "Sale or Other Taxable Disposition of Common Shares" below). However, we may not maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by us with respect to the common shares will constitute ordinary dividend income.

Dividends paid by a "qualified foreign corporation" to certain non-corporate U.S. Holders may be eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year, we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply. Dividends received on common shares by corporate U.S. Holders generally will not be eligible for the "dividends received deduction." The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

  Sale or Other Taxable Disposition of Common Shares

Upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder's tax basis in such common shares sold or otherwise disposed of. A U.S. Holder's tax basis in common shares generally will be such holder's U.S. dollar cost for such common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Subject to the PFIC rules discussed above, preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

  Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

  Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose. However, the amount of a distribution with respect to the common shares that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, common shares will generally be subject to information reporting and backup withholding if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

 CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the "Tax Act") generally applicable to a Non-Canadian Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares acquired pursuant to this prospectus.

This summary is applicable to a purchaser who acquires common shares pursuant to this offering and who, for the purposes of the Tax Act and any applicable tax treaty at all relevant times: (i) is not (and is not deemed to be) a resident in Canada, (ii) holds such common shares as capital property, (iii) deals at arm's length and is not affiliated with the Company or the underwriter, (iv) does not use or hold (and will not use or hold) and is not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada, (v) does not carry on an insurance business in Canada and elsewhere, and (vi) is not an "authorized foreign bank" as defined in the Tax Act (each, a "Non-Canadian Holder").

This summary does not apply to a Non-Canadian Holder (i) that is a "financial institution", as defined in the Tax Act for purposes of the "mark-to-market property" rules; (ii) an interest in which is or would constitute a "tax shelter investment" as defined in the Tax Act; (iii) that is a "specified financial institution" as defined in the Tax Act; (iv) that reports its Canadian tax results in a currency other than the Canadian currency; or (v) that has or will enter into a "synthetic disposition arrangement" or a "derivative forward agreement", as those terms are defined in the Tax Act, in respect of common shares pursuant to this offering. All such Non-Canadian Holders should consult their own tax advisors with respect to an investment in common shares.

This summary is based on the current provisions of the Tax Act, counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"), all specific proposals to amend the Tax Act announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and the current provisions of the Canada-US Tax Convention (1980) (the "Canada-US Tax Treaty"). This summary assumes that the Tax Proposals will be enacted in the current form proposed and does not otherwise take into account or anticipate any changes in the law or in the administrative policies and assessing practices of the CRA, whether by judicial, administrative, or legislative decisions or action, and whether prospective or retroactive in effect, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

The summary is of a general nature only, is not exhaustive of all Canadian federal income tax considerations, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Canadian Holder of the common shares and no representation with respect to the Canadian tax consequences to any particular Non-Canadian Holder is made. The relevant tax considerations applicable to the acquiring, holding and disposing of common shares pursuant to this offering may vary according to the status of the holder, the jurisdiction in which the holder resides or carries on business and the holder's own particular circumstances. Accordingly, each Non-Canadian Holder should consult with their own tax advisors with respect to the Canadian federal income tax consequences to them of acquiring, holding or disposing of the common shares.

  Dividends

Dividends paid or credited (or deemed to be paid or credited, including on a repurchase or redemption of the common shares by the Company) on the common shares to a Non-Canadian Holder will generally be subject to withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of any applicable tax treaty that the Non-Canadian Holder is entitled to the benefits of, which withholding tax will be withheld and remitted by the Company for the account of the Non-Canadian Holder as required by law. For Non-Canadian Holders who are resident in the U.S. for purposes of, and are entitled to the benefits of, the Canada-U.S. Tax Treaty (a "U.S. Holder"), and are the beneficial owner of such dividends paid on the common shares, the Canadian withholding tax may generally be reduced to the rate of 15%, or if such Non-Canadian Holder owns at least 10% of our voting shares, to the rate of 5%. Not all persons who are resident of the U.S. for purposes of the Canada-US Tax Treaty will be qualified for the benefits of the Canada-US Tax Treaty. Non-Canadian Holders who may be eligible for a reduced rate of withholding tax on dividends (if any) pursuant to any applicable income tax convention should consult with their own tax advisors with respect to taking all appropriate steps in this regard.

  Disposition of common shares

A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized upon the disposition or deemed disposition of common shares (other than on a repurchase or redemption of the common shares by the Company) unless the common shares are "taxable Canadian property" (as defined in the Tax Act) of the Non-Canadian Holder, and the gain is not otherwise exempt from tax in Canada pursuant to the terms of an applicable tax treaty that the Non-Canadian Holder is entitled to the benefits of.

Provided the common shares are listed on a "designated stock exchange" within the meaning of the Tax Act (which currently includes Nasdaq) at the time of disposition, the common shares generally will not constitute "taxable Canadian property" of a Non-Canadian Holder, unless at any time during the 60-months immediately preceding the disposition, (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm's length for purposes of the Tax Act, or (c) partnerships in which the Non-Canadian Holder or persons referred to in (b) hold a membership interest directly or indirectly through one or more partnerships, owned at least 25% of the issued shares of any class or series of the Company's capital stock, and (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of (a) real or immoveable property situated in Canada, (b) "Canadian resource properties" (as defined in the Tax Act), (c) "timber resource properties" (as defined in the Tax Act), or (d) an option, interest or right in any such property described in (a) to (c), whether or not such property exists. For a U.S. Holder, even if the common shares are taxable Canadian property to such holder at the time of disposition, the Canada-US Tax Treaty will generally exempt a disposition of common shares from Canadian federal income taxes unless the value of the common shares at that time is derived principally from real property situated in Canada. Common shares may also be deemed to be "taxable Canadian property" in certain other circumstances as set out in the Tax Act.

In the event the common shares are (or are deemed to be) taxable Canadian property to a Non-Canadian Holder at the time of disposition and the gain, if any, realized on the disposition of such common shares is not exempt from tax under the Tax Act by virtue of the terms of an applicable tax treaty, such Non-Canadian Holder will realize a capital gain (or capital loss) equal to the amount by which such Non-Canadian Holder's proceeds of disposition in respect of the common share exceeds (or is exceeded by) the aggregate of the adjusted cost base of such common share to the Non-Canadian Holder and any reasonable expenses associated with the disposition. The cost to such Non-Canadian Holder of a common share acquired pursuant to this offering generally will be averaged with the adjusted cost base of any other common shares owned by the Non-Canadian Holder as capital property for the purposes of determining the adjusted cost base of each such common share to that Non-Canadian Holder.

Such Non-Canadian Holder whose common shares are taxable Canadian property at the time of disposition is generally required to comply with certain reporting and notification obligations under the Tax Act in respect of the disposition of such common shares including the requirement to file a Canadian income tax return reporting the disposition of such common shares. Non-Canadian Holders whose common shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

 LEGAL MATTERS

Certain United States legal matters in connection with this offering will be passed upon on our behalf by Hogan Lovells US LLP. Certain Canadian legal matters in connection with this offering will be passed upon on our behalf by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia. Jefferies LLC is being represented in connection with this offering by Cooley LLP, New York, New York, for certain United States legal matters and Bennett Jones LLP, Vancouver, British Columbia, for certain Canadian legal matters.

EXPERTS

The consolidated financial statements of Arbutus Biopharma Corporation as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus supplement "incorporates by reference" certain information we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that is later filed with the SEC, modifies or replaces this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

  (i)
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 16, 2018;

  (ii)
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018, filed with the SEC on May 4, 2018, August 3, 2018 and November 7, 2018, respectively;

  (iii)
  Our Current Reports on Form 8-K filed with the SEC on January 17, 2018, February 8, 2018, February 14, 2018, February 22, 2018, March 12, 2018, March 29, 2018, April 12, 2018, April 30, 2018, May 25, 2018, June 8, 2018, August 10, 2018, August 13, 2018, August 28, 2018, October 9, 2018, October 22, 2018, November 26, 2018 and December 20, 2018;

  (iv)
  our definitive proxy statement on Schedule 14A filed with the SEC on April 25, 2018; and

  (v)
  the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on November 4, 2010, including any amendment or report filed for purposes of updating such description.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the common stock to which this prospectus supplement relates or the offering is otherwise terminated; provided, however that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless otherwise indicated therein.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Arbutus Biopharma Corporation, Attn: Investor Relations, 701 Veterans Circle, Warminster, Pennsylvania 18974. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at http://www.arbutusbio.com. The information on such website is not incorporated by reference and is not a part of this prospectus supplement and the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with, or furnished to, the SEC, at our website at http://arbutusbio.com. Information contained on or accessible through our website is not a part of this prospectus supplement, and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

PROSPECTUS

$150,000,000
Common Shares
Warrants
Units

        We may offer and issue from time to time common shares or warrants or any combination of those securities, either individually or in units, up to an aggregate initial offering price of $150,000,000, in one or more transactions under this prospectus. The securities may be offered in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement.

        This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes specific information about the particular securities being offered and may add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information that is incorporated by reference into this prospectus and the applicable prospectus supplement.

        Our common shares are listed on the NASDAQ Global Market under the symbol "ABUS". On January 19, 2017, the closing price of our common shares on NASDAQ was $2.55 per share.

        Investing in our securities involves a high degree of risk. You should carefully read the "Risk Factors" section of this prospectus beginning on page 2.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities regulatory authority, nor has the SEC or any state securities regulatory authority passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2017.

ABOUT THIS PROSPECTUS	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	2
ENFORCEABILITY OF CIVIL LIABILITIES	4
ARBUTUS BIOPHARMA CORPORATION	5
USE OF PROCEEDS	5
DESCRIPTION OF SHARE CAPITAL, WARRANTS AND RELATED INFORMATION	6
CONSOLIDATED CAPITALIZATION	8
PRICE RANGE AND TRADING VOLUME	9
PRIOR SALES	9
PLAN OF DISTRIBUTION	10
MATERIAL INCOME TAX CONSIDERATIONS	11
LEGAL MATTERS	11
EXPERTS AND TRANSFER AGENT	11
WHERE YOU CAN FIND ADDITIONAL INFORMATION	12
INCORPORATION BY REFERENCE	12

i

 ABOUT THIS PROSPECTUS

        This prospectus is a part of a registration statement that we have filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus, either individually on in units, in one or more offerings up to an aggregate initial offering price of $150,000,000.

        This prospectus provides you with a general description of the securities that we may sell under this prospectus. Each time we sell securities, we may also provide a prospectus supplement that may include, where applicable, specific information about the terms of that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the prospectus supplement. Where required by statute, regulation or policy, and where securities are offered in currencies other than U.S. dollars, appropriate disclosure of foreign exchange rates applicable to those securities will be included in the prospectus supplement describing those securities.

        We may also prepare free writing prospectuses to describe the terms of particular sales of securities, which terms may vary from those described in any prospectus supplement. You therefore should carefully review any free writing prospectus in connection with your review of this prospectus and any applicable prospectus supplement.

        Please carefully read both this prospectus and any prospectus supplement, together with the documents incorporated by reference into this prospectus and any prospectus supplement, and the additional information described below under "Where You Can Find Additional Information". This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find Additional Information".

        You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell any securities and is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus and any information incorporated by reference into this prospectus is accurate only as of the date of the applicable document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since that date.

        As used in this prospectus and in any prospectus supplement, unless the context otherwise requires, the terms "Arbutus," the "Company," "we," "us," and "our" refer to Arbutus Biopharma Corporation, and, unless the context requires otherwise, the subsidiaries through which it conducts business.

        Unless stated otherwise or if the context otherwise requires, all references to dollar amounts in this prospectus and any prospectus supplement are references to U.S. dollars.

 RISK FACTORS

        An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement, the documents we have incorporated by reference into this prospectus and any prospectus supplement, and in any related free writing prospectus, including those in Item 1A "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference into this prospectus, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include in the applicable prospectus supplement additional risk factors relevant to those securities.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference into this prospectus, contains "forward-looking statements" or "forward-looking information" within the meaning of applicable securities laws (we collectively refer to these items as "forward-looking statements"). Forward-looking statements are generally identifiable by use of the words "believes," "may," "plans," "will," "anticipates," "intends," "budgets," "could," "estimates," "expects," "forecasts," "projects" and similar expressions that are not based on historical fact or that are predictions of or indicate future events and trends, and the negative of such expressions. Forward-looking statements in this prospectus, including the documents incorporated by reference, include statements about, among other things:

  •
  our strategy, future operations, clinical trials, prospects and the plans of management;

  •
  our product development programs in connection with developing and commercializing a cure for patients suffering from chronic hepatitis B, or "HBV", infection;

  •
  our non-HBV product development programs;

  •
  the timing for commencement and results of clinical trials for our products;

  •
  the timing for completing pre-clinical work and filing Investigational New Drug applications;

  •
  potential government funding sources for new therapeutic strategies and our exploration and leveraging of these partnership opportunities;

  •
  ongoing advances in technologies;

  •
  the generation of data and the expectation of identifying another development candidate;

  •
  the potential quantum of value of the transactions contemplated in our partnership, licensing, and option agreements;

  •
  the use of lipid nanoparticle, which we refer to as "LNP", technology by our licensees and expected milestone and royalty payments from commercial sales of our product development partners;

  •
  on-going arbitration and litigation proceedings;

  •
  statements with respect to revenue and expense fluctuation and guidance; and

  •
  the amount and timing of potential funding.

        With respect to the forward-looking statements contained in this prospectus and the documents incorporated by reference into this prospectus, we have made numerous assumptions regarding, among other things:

  •
  LNP's status as a leading RNAi, or ribonucleic acid interference, delivery technology;

  •
  our research and development capabilities and resources;

  •
  the effectiveness of our products as a treatment for cancer, chronic Hepatitis B infection, infectious disease, alcohol use disorder, or other diseases;

  •
  the timing and obtaining of regulatory approvals for the clinical development of our products;

  •
  the use of LNP technology by our development partners and licensees and subsequent timing and results of clinical data releases;

  •
  the time required to complete research and product development activities;

  •
  the timing and amounts of payments to be received or paid under contracts with our partners;

  •
  our financial position and our ability to execute our business strategy; and

  •
  our ability to obtain and protect intellectual property rights and operate without infringing on the intellectual property rights of others.

        While we consider these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

        Additionally, there are known and unknown risk factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this prospectus, including the documents incorporated by reference into this prospectus. Known risk factors include, among others:

  •
  our products may not prove to be effective or as potent as currently believed;

  •
  completion of preclinical work and Investigational New Drug applications may not occur as currently anticipated, or at all;

  •
  we may never identify another product development candidate;

  •
  anticipated studies and submissions to the U.S. Food and Drug Administration may not occur as currently anticipated, or at all;

  •
  anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate;

  •
  we may not receive the necessary regulatory approvals for the clinical development of our products;

  •
  we may lose arbitration or litigation proceedings to which we are party;

  •
  our development partners and licensees conducting clinical trial, development programs and joint venture strategic alliances may not result in expected results on a timely basis, or at all;

  •
  anticipated payments under contracts with our collaborative partners may not be received by us on a timely basis, or at all, or in the expected quantum;

  •
  there may be no further advancements in next-generation LNP technologies;

  •
  the FDA may refuse to approve our products, or place restrictions on our ability to commercialize our products;

  •
  we may face competition from other pharmaceutical or biotechnology companies and the possibility that other organizations have made advancements in RNAi delivery technology of which we are not aware;

  •
  payments received from third parties may not be sufficient to fund our continued business plan as currently anticipated;

  •
  future operating results are uncertain and likely to fluctuate;

  •
  we may not be able to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all;

  •
  economic and capital market conditions may worsen;

  •
  we may become subject to product liability or other legal claims for which we have made no accrual in our financial statements; and

  •
  our cash runway and cash position may be substantially less than projected and may be less than required to continue current operations.

        More detailed information about these and other factors is included in this prospectus under the section entitled "Risk Factors" and in the documents incorporated by reference into this prospectus. Although we have attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward-looking statements are based upon our beliefs, estimates and opinions at the time they are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or circumstances should change, except as required by applicable law. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

        We and our wholly-owned subsidiary, Protiva Biotherapeutics, Inc., are each incorporated under the laws of the Province of British Columbia, Canada, and a substantial portion of our assets are located outside the United States. In addition, some of our directors and officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. We have appointed Arbutus Biopharma, Inc. as our agent for service of process in the United States, but it may be difficult for holders of securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. Additionally, it may not be possible for you to enforce judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, there is doubt as to whether an original action could be brought in Canada against us or our directors or officers based solely upon U.S. federal or state securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal or state securities laws.

 ARBUTUS BIOPHARMA CORPORATION

        This summary does not contain all the information about us that may be important to you. Please carefully read both this prospectus and any prospectus supplement together with the additional information contained in or incorporated by reference into this prospectus and any prospectus supplement.

        Arbutus Biopharma Corporation, formerly known as Tekmira Pharmaceuticals Corporation, was incorporated under the Business Corporations Act (British Columbia), on October 6, 2005 and commenced active business on April 30, 2007 when Arbutus and its parent company, Inex Pharmaceuticals Corporation, were reorganized under a statutory plan of arrangement completed under the provisions of the BCBCA. The reorganization saw Inex's entire business transferred to and continued by Arbutus.

        On July 31, 2015, Tekmira Pharmaceuticals Corporation changed its name to Arbutus Biopharma Corporation.

        Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3. We maintain a website at www.arbutusbio.com. Information contained on our website is not part of this prospectus.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement, the net proceeds that we receive from the sale of our securities will be used for working capital and general corporate purposes, including, but not limited to, progressing our research and development programs, supporting our clinical programs and manufacturing activities, and advancing and protecting our LNP technology.

        More specific allocations may be included in a prospectus supplement relating to a specific offering of securities. All expenses relating to an offering of securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of our general funds, unless otherwise stated in the applicable prospectus supplement.

 DESCRIPTION OF SHARE CAPITAL, WARRANTS AND RELATED INFORMATION

        The descriptions below of our share capital, warrants and related information are summaries and are qualified by reference to documents incorporated by reference to the registration statement of which this prospectus is a part.

Authorized Capital

        Our authorized share capital consists of an unlimited number of common shares, no par value, of which 54,841,506 were issued and outstanding as at January 10, 2017, and an unlimited number of preferred shares, no par value, of which none were issued and outstanding as at January 10, 2017. None of our common shares are held by us or on behalf of us.

Common Shares

        The holders of our common shares are entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each common share entitles its holder to one vote. There are no cumulative voting rights. Subject to the rights of the holders of preferred shares, the holders of common shares are entitled to receive on a pro rata basis such dividends as our board of directors may declare out of funds legally available for payment of dividends. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, those holders are entitled to receive on a pro rata basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of preferred shares. Our common shares carry no pre-emptive or conversion rights.

Preferred Shares

        We may issue preferred shares from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions determined by our board of directors. Our preferred shares are entitled to priority over our common shares with respect to the payment of dividends and distributions in the event of our dissolution, liquidation or winding-up. The holders of our preferred shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings, except as otherwise provided in the rights and restrictions attached to the preferred shares by our board of directors.

Dividend Policy

        We have not paid any dividends since our incorporation. At the discretion of our board of directors, we will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements. It is the current policy of our board of directors to retain all earnings to finance our business plan.

Description of Warrants

        The following description of the terms of warrants provides some general terms and provisions of warrants in respect of which a prospectus supplement may be filed. This summary is not complete. The particular terms and provisions of warrants offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the applicable prospectus supplement. Warrants may be offered separately or in combination with common shares.

        The description of general terms and provisions of warrants described in any prospectus supplement will include, but is not limited to, where applicable:

  •
  the designation and aggregate number of warrants offered;

  •
  the price at which the warrants will be offered;

  •
  the currency or currencies in which the warrants are denominated;

  •
  the number of common shares that may be purchased on the exercise of the warrants and conditions and procedures that will result in an adjustment of that number;

  •
  the exercise price of the warrants and the dates or periods during which the warrants are exercisable;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

  •
  any other material terms of the warrants.

        If the warrants are issued pursuant to warrant agreements or warrant indentures, we will so specify in the prospectus supplement relating to the warrants being offered pursuant to the prospectus supplement. We will file any warrant agreement or warrant indenture with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part, on or before the time we issue a series of warrants.

        Each warrant will entitle the holder to acquire such number of common shares at such exercise price and in accordance with such terms as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered by the prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

        The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the taking of other action specified in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of common shares. Therefore, holders of warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders. We reserve the right to include in a prospectus supplement specific terms of the warrants that are not within the options and parameters described in this prospectus. In addition, to the extent that any particular terms of the warrants described in a prospectus supplement differ from any of the terms described in this prospectus, the description of those terms included in this prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such warrants.

Description of Units

        We may issue units comprised of one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement, if any, under which a unit is issued may provide that the securities comprising the unit may not be held or transferred separately, at any time or at any time before a specified date.

        The particular terms and provisions of units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable:

  •
  the designation and aggregate number of units offered;

  •
  the price at which the units will be offered;

  •
  the currency or currencies in which the units are denominated;

  •
  the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  the number of securities that may be purchased upon exercise of each unit and the price at which the currency or currencies in which that amount of securities may be purchased upon exercise of each unit;

  •
  any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the units or of the securities comprising the units; and

  •
  any other material terms of the units.

        We reserve the right to set forth in a prospectus supplement specific terms of the units that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the units described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of the differing terms set forth in such prospectus supplement with respect to such units.

CONSOLIDATED CAPITALIZATION

        Other than as set out in this prospectus under "Prior Sales", there have been no material changes in our share capitalization since September 30, 2016.

        As a result of issuance(s) of securities under this prospectus, our share capital may be increased by up to a maximum of $150,000,000.

 PRICE RANGE AND TRADING VOLUME

        The following table sets forth, for the 12-month period prior to the date of this prospectus, the reported high and low prices and the average volume of trading of our common shares on NASDAQ.

Month Ended	NASDAQ High (US$)	NASDAQ Low (US$)	Aggregate Trading Volume
January 31, 2017(1)	$3.01	$2.36	4,084,000
December 31, 2016	$3.25	$2.35	9,904,000
November 30, 2016	$3.20	$2.45	6,095,900
October 31, 2016	$3.56	$2.81	2,752,400
September 30, 2016	$4.01	$3.36	2,787,200
August 31, 2016	$4.49	$3.54	2,284,700
July 31, 2016	$4.30	$3.40	2,537,800
June 30, 2016	$4.15	$3.09	4,822,400
May 31, 2016	$4.96	$3.82	2,613,300
April 30, 2016	$5.48	$4.04	4,799,300
March 31, 2016	$4.40	$3.10	4,108,100
February 29, 2016	$3.29	$2.72	3,903,900
January 31, 2016	$4.71	$3.12	6,401,300

(1)
Through January 19, 2017.

PRIOR SALES

        Except as disclosed below, no other common shares or securities exchangeable or convertible into common shares have been issued during the 12-month period preceding the date of this prospectus.

        The following table summarizes the issuances by us of stock options within the 12-month period preceding the date of this prospectus.

Date of Grant	Number of Options	Exercise Price
March 15, 2016	1,540,099	$3.94
May 7, 2016	2,000	$4.15
June 3, 2016	49,500	$3.99
June 7, 2016	1,000	$4.14
June 17, 2016	17,000	$3.28
June 28, 2016	15,000	$3.34
August 9, 2016	1,500	$3.98
September 14, 2016	110,000	$3.70
September 19, 2016	7,000	$3.73
November 18, 2016	4,750	$2.70
November 23, 2016	750	$2.70
November 28, 2016	6,000	$2.65
December 7, 2016	35,000	$3.05

        The following table summarizes the issuances by us of our common shares pursuant to the exercise of stock options within the 12-month period preceding the date of this prospectus. Our stock options are denominated in both Canadian and U.S. dollars. For presentation purposes, our Canadian dollar denominated stock options have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of Exercise	Number of Options	Exercise Price
January 8, 2016	20,000	$1.69
January 8, 2016	20,000	$1.20
January 8, 2016	15,000	$3.62
May 6, 2016	50	$2.88
May 6, 2016	500	$1.62
August 2, 2016	30,000	$2.31
August 10, 2016	75	$3.61
August 10, 2016	500	$1.62
August 16, 2016	675	$0.34
August 16, 2016	13,503	$0.34

        The following table summarizes the issuances by us of our common shares pursuant to the exercise of warrants within the 12-month period preceding the date of this prospectus. Our warrants are denominated in Canadian dollars. For presentation purposes, our warrants have been converted to U.S. dollars using the average exchange rate in the month of exercise.

Date of Exercise	Number of Warrants	Number of Shares Issued	Exercise Price
May 4, 2016	5,100	5,100	$2.59
May 5, 2016	1,500	1,500	$2.59
May 27, 2016	10,000	10,000	$2.59
May 31, 2016	750	750	$2.59
June 1, 2016	128,150	128,150	$2.60
June 1, 2016	500	500	$2.60
June 1, 2016	2,000	2,000	$2.60
June 16, 2016	12,500	12,500	$2.60
June 16, 2016	5,000	5,000	$2.60
June 16, 2016	5,000	5,000	$2.60

PLAN OF DISTRIBUTION

        We may sell securities to or through underwriters or dealers, and also may sell securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell securities to or through dealers. Each prospectus supplement for a particular offering of securities will set forth the terms of the offering, including:

  •
  the name or names of any underwriters, dealers, or agents;

  •
  the purchase price of, and form of consideration for, the securities and the proceeds to us;

  •
  any delayed delivery arrangements;

  •
  any underwriting commissions, fees, discounts and other items constituting underwriters' compensation;

  •
  the offering price for the securities (or the manner of determination of the offering price if offered on a non-fixed price basis);

  •
  any discounts or concessions allowed or re-allowed or paid to dealers;

  •
  the expected delivery date of the sale of the offered securities; and

  •
  any securities exchanges on which the securities may be listed.

        The securities may be sold, from time to time, in one or more transactions at a fixed price or prices that may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices, including sales made directly on NASDAQ or other existing trading markets for the securities. We may engage in at-the-market offerings of our securities and in transactions that are deemed to be "at-the-market distributions" as defined in Canadian National Instrument 44-102, Shelf Distributions. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to us.

        Underwriters, dealers and agents who participate in the distribution of the securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        In connection with any offering of securities, other than an at-the-market offering, the underwriters may over-allot or effect transactions that stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

MATERIAL INCOME TAX CONSIDERATIONS

        The applicable prospectus supplement may describe material U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the securities offered by this prospectus by an investor who is subject to U.S. federal taxation.

        The applicable prospectus supplement may also describe material Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of the applicable securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement, certain legal matters relating to the securities will be passed upon for us by Dorsey & Whitney LLP, Vancouver, B.C., Canada and Seattle, Washington, with respect to matters of United States law, and Farris, Vaughan, Wills & Murphy LLP, Vancouver, B.C., Canada, with respect to matters of Canadian law.

EXPERTS AND TRANSFER AGENT

        Our consolidated financial statements as of December 31, 2015 and December 31, 2014 and for each of the years in the three-year period ended December 31, 2015, have been audited by KPMG LLP as set forth in their reports thereon and incorporated herein by reference.

        Such consolidated financial statements have been incorporated by reference herein in reliance upon the report of KPMG LLP, and upon the authority of said firm as experts in accounting and auditing.

        Our transfer agent and registrar is Canadian Stock Transfer Company Inc. (formerly CIBC Mellon Trust Company of Canada) at its offices in Vancouver, British Columbia. Canada.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934 and, accordingly, we file reports with and furnish other information to the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement that we filed. For further information regarding us and the securities covered by this prospectus, you may desire to review the full registration statement, including its exhibits. The registration statement, including its exhibits, as well as the documents that we file with the SEC, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-800-SEC-0330. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits to the registration statement.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information we file with the SEC. This means that we can disclose important information to you by referring you to those documents.

        We incorporate by reference into this prospectus the documents listed below:

  (a)
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 9, 2016;

  (b)
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 4, 2016;

  (c)
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed on August 4, 2016;

  (d)
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed on November 3, 2016, as amended on December 22, 2016;

  (e)
  our Current Reports on Form 8-K filed on January 11, 2016; February 4, 2016; March 3, 2016; March 8, 2016; March 30, 2016; April 14, 2016; April 22, 2016; April 25, 2016; April 27, 2016; April 29, 2016; May 3, 2016; May 25, 2016; June 1, 2016; June 3, 2016; June 8, 2016; June 30, 2016; July 18, 2016; July 19, 2016; August 8, 2016; August 10, 2016; August 19, 2016; September 13, 2016; September 28, 2016; September 29, 2016; October 3, 2016 (2 separate filings); October 6, 2016; November 14, 2016; and December 12, 2016;

  (f)
  our definitive proxy statement on Schedule 14A filed with the SEC on April 8, 2016; and

  (g)
  the description of our common shares contained in our registration statement on Form 8-A filed with the SEC on November 4, 2010, including any amendment or report filed for purposes of updating such description.

        In addition, all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus, are hereby incorporated by reference into this prospectus.

        We have not authorized anyone to provide you with any different or additional information other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided.

        Requests for any of these documents should be directed to:

Investor Relations
Arbutus Biopharma Corporation
100-8900 Glenlyon Parkway,
Burnaby, BC V5J 5J8
(604) 419-3200

Up to $50,000,000
Common Shares

PROSPECTUS SUPPLEMENT

Jefferies

December 20, 2018